Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR OCTOBER 2022

Dallas, Texas, October 6, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $1.016680 per unit, payable on October 31, 2022, to unit holders of record on October 17, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for July 2022 and the gas production for June 2022. Preliminary production volumes are approximately 71,923 barrels of oil and 1,472,082 Mcf of gas. Preliminary prices are approximately $96.81 per barrel of oil and $7.26 per Mcf of gas.

This month’s distribution is higher than the previous month’s primarily due to increased production due to the timing of receipts through the end of the previous month, offset by a decrease in pricing for oil and an increase in pricing for gas.

The production from the horizontal gas wells in Panola County, Texas, has contributed approximately $1,158,000 reflecting June production. They were averaging about 597 Mcf per well, per day during June totaling over 143,000 Mcf with an average pricing of $8.56 per Mcf. In addition to these proceeds, the additional 8 new wells which were paid upon for the month of June, contributed approximately $322,000, reflecting an average of 161 Mcf per well, per day. Also, revenue of $249,000 was received for one additional well in Panola County reflecting June production, averaging 1,560 Mcf per day.

Additionally, another 3 horizontal wells, also in Panola County, were paid on by another operator for the month of production for July 2022, with production of 1,176 Mcf per well, per day with the respective pricing of $6.12 per Mcf resulting in approximately $628,000 being received by the Trust in September.

As more regular monthly receipts are made in the months to come, additional information will be made available.

An audit of the Sabine’s various ownerships in Panola County has resulted in additional $315,000 recovered during September.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	71,923	1,472,082	$96.81	$7.26
Prior Month	49,404	1,231,557	$111.28	$6.56

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of September, approximately $3,092,000 of revenue received will be posted in the following month of October in addition to normal receipts during October. Since the close of business in September and prior to this press release, $4,557,000 in revenue has been received.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary has been posted on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839